CONTRACT FOR SALE OF ASSETS

THIS AGREEMENT dated as of August 31, 1998, or any time thereafter as mutually agreed upon by all parties (the "Closing Date") between ACADIA NATIONAL HEALTH SYSTEMS, INC., a Colorado corporation ("Buyer"), and NORTHEAST MEDICAL BUSINESS GROUP, INC., a New Hampshire corporation ("Seller").


     1. Sale of business assets.

     (a) Sale. On the terms and subject to the conditions herein set forth, Seller shall convey, transfer, assign, and deliver to Buyer, on a going concern basis, and Buyer shall acquire and accept as provided below, the following of Seller's assets, properties, business, patents, trademarks, and goodwill:

          (i)current trade receivables as of The Closing Date;

          (ii)unbooked receivables as of The Closing Date;

          (iii)software licenses as set forth and fully described in Exhibit A attached hereto;

          (iv)furniture and fixtures as set forth and fully described in Exhibit B attached hereto;

          (v)goodwill; and

          (vi)all existing service agreements between Seller and its clients.

wherever located, except as provided in paragraph 2, including, without limitation, all property, tangible or intangible, real, personal, or mixed, accounts receivable, bank accounts, cash and securities, claims and rights under contracts (excluding any judgment, award or settlement resulting from the claim by Seller against Physician Health Care Alliance and CHC Physicians,) and all books and records relating to such assets and properties being conveyed, transferred, and assigned hereunder, all as they exist at the time of closing referred to in paragraph 7.

     (b) Disposition of liabilities. Subject to the conditions set forth in paragraph 1(c) below, from and after the Closing Date, Buyer shall assume, pay, perform, and discharge $275,000 of debts, obligations, contracts, and liabilities of Seller, prioritized as follows:

          (i)remaining bank debt (estimated to be $94,000);

          (ii)equipment leases; and

          (iii)remaining debt assumption in current trade payables, to be identified by Seller and set forth and fully described in Exhibit C attached hereto,

all as they exist at the Closing Date.

     (c) Exceptions. The following are excluded from the assumption of liabilities provided for in the preceding paragraph:

          (1) Income tax. Any liability for the payment of accrued and unpaid federal and state income taxes of Seller for periods after December 31, 1990;

          (2) Leases. Any liability or obligation arising out of or relating to the Seller's leases covering the properties referred to in paragraph 3(d) hereof prior to the Closing Date;

          (3) Physician Health Care Alliance and CHC Physicians Counterclaim. Any liability arising out of the counter-claim dated April 30, 1998, between Physician Health Care Alliance and CHC Physicians, Respondents, and Seller referred to in paragraph 3(l), including the litigation referred to therein, to the extent that any such liability relates to the period before The Closing Date, subject, however, to the provisions of the last paragraph of paragraph 17(g);

          (4) Remaining Trade Payables. Any remaining trade payables not covered by the $275,000 debt assumption "ceiling" as described in paragraph 1(b);

          (5) Undisclosed liabilities. Buyer is not acquiring, directly or indirectly, any liability which is not fully disclosed to it. For purposes of this agreement, the liabilities disclosed to Buyer shall be those which are reflected in or reserved against Seller's balance sheets, books of accounts, and records, as well as contingent liabilities and pending claims as more fully set forth on Exhibit D attached hereto and incorporated herein by reference.

          (6) Assurance. Seller warrants and represents that Buyer will not at any time suffer any liability in respect of the foregoing liabilities not assumed by Buyer.

     (d) Conveyances. The conveyance, transfer, assignment, and delivery of the assets and properties shall be effected by deeds, bills of sale, endorsements, assignments, drafts, checks, and other instruments of transfer and conveyance in appropriate form.

     (e) Additional documents. Seller shall, at any one or more times after the Closing Date, upon Buyer's request, do, execute, acknowledge, and deliver all further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances that are required for the assigning, transferring, granting, conveying, assuring, and confirming to Buyer, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any of or all the assets and properties to be conveyed, to Buyer, and any of or all the obligations of Seller to be assigned to, and assumed, paid, performed, and discharged by, Buyer.


     2. Composition of purchase price.

On the terms and subject to the conditions herein set forth, Buyer shall issue and deliver to Seller on the Closing Date:

     (a) Common Stock. 100,000 Common Shares, without par value ("Common Shares"), of Buyer at a price of $1.12 per share, i.e., on a share-for-share basis, subject to adjustment as provided therein, and containing the other terms and provisions set forth in Exhibit E attached, registered in the name of Seller or its nominee; and

     (b) Cash. Buyer will issue and deliver to Seller a check in the amount of $25,000 on the Closing Date, payable to Seller or its nominee.

     (c) Excluded property. The following assets and properties shall be retained by Seller and not be conveyed, transferred, assigned, or delivered to Buyer:

          (1) Securities. The securities (other than shares of affiliates), including any of Buyer's Common Shares, owned by Seller on the Closing Date;

          (2) Income tax. Any liability for the payment of accrued and unpaid federal and state income taxes of Seller for periods after December 31, 1990;

          (3) Tax loss carrybacks. All tax loss carrybacks arising out of events occurring after December 31, 1992, and any benefits accruing to Seller therefrom;

          (4) Remaining Trade Payables. Any differential balance remaining on the actual "pay-out" by Buyer to Seller on trade payables as compared to the $275,000 debt assumption "ceiling" described in paragraph 1(b);

          (5) Stock. Corporate shares of Seller held in its treasury;

          (6) Cash.  Any cash on hand prior to the Closing Date.

     (d) Subleases. Provided Buyer is unable to secure an assignment of the leases referred to in paragraphs 3(f) and (o), Seller covenants and agrees that it will sublease to Buyer the properties referred to in paragraphs 3(f) and (o) for the duration of Seller's lease commencing the day after the Closing Date, and that for a period of 90 days before such period terminates Buyer may extend the term of such sublease for the balance of the periods of the leases held by Seller on such properties. The rental under such sublease for the initial and renewal terms shall be the same as Seller's rentals under the leases held by it on such properties. Buyer shall furnish an estoppel certificate from each lessor under such leases, whereby the lessors will verify that each of the leases is not in default and is in full force and effect as of the date of closing. Such estoppel certificate shall be in the form of Exhibit F, and also contain a provision whereby the lessor consents to the sublease.

     (e) Buyer's account. From and after the Closing Date, all operations relating to Seller's assets, properties, business, patents, trademarks, and goodwill to be conveyed to Buyer shall be for the account, and accrue to the benefit, of Buyer, subject to the provisions of paragraph 21.


     3. Representations and warranties of seller.

     Seller hereby represents and warrants to Buyer as follows:

     (a) Duly organized. Seller is a corporation duly organized and existing in good standing under the laws of New Hampshire, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted.

     (b) Compiled financial statements. Exhibit G consists of (1) statements of Seller's financial position as of April 30, 1998, and (2) the related statements of consolidated earnings and consolidated earned surplus for the four month period ended April 30, 1998, compiled by Robert M. Mucha, CPA, PC, certified public accountants. All such statements fairly present Seller's financial position as of the dates indicated and the results of its operations for the periods indicated in such statements of earnings and earned surplus, subject to the matters referred to in the certificate of Robert M. Mucha, CPA, PC included in Exhibit G and to the matters referred to in subparagraph (j) below and, in the case of such unaudited statement, to audit and usual year-end adjustments. All such statements have been prepared in conformity with generally accepted accounting principles consistently applied.

     (c) Liabilities. At the Closing Date, the Seller did not have any absolute or contingent liabilities which are not shown or provided for on the unaudited statement of Seller's financial position as of April 30, 1998 (Exhibit G), other than the litigation and other matters referred to in subparagraph (h) below and Exhibit G.

     (d) Leases. Exhibit H is a list and brief description of all material leases and agreements under which Seller and its subsidiaries lease, hold, and operate real property or significant items of personal property. All such leases and agreements are assignable except as stated therein, and no material adverse claim against, or defect in, the interest purportedly leased or given under or by any such instrument exists. Seller and its subsidiaries are not in default with respect to any instrument on such list. Seller and its subsidiaries own outright and have good and marketable title to all the assets and properties reflected in the unaudited statement of consolidated financial position of Seller as of April 30, 1998, (Exhibit G), or thereafter acquired, except those assets and properties sold or otherwise disposed of in the ordinary course of business after such date, and such properties and assets are not subject to any mortgages, liens, charges, or encumbrances of any nature whatsoever or adverse claims with respect thereto, except as set forth in such list.

     (e) Intangible property. Exhibit I is a list of all significant United States patents, patent applications, and trademarks owned by or registered in the name of Seller and its subsidiaries or in which Seller or any of its subsidiaries has any rights, and in each case a brief description of the nature of such rights. Neither Seller nor any of its subsidiaries is a licensor in respect of any United States patents, trademarks, trade names, and applications therefor, except as stated in such list.

     (f) Insurance. Exhibit J contains a brief description of all material policies of fire, liability, and other forms of insurance held by Seller.

     (g) Contracts. Seller is not a party to any oral or written: (1) contract for the employment of any officer or individual employee, the term of which extends beyond the Closing Date; (2) distributor, sales agency, or advertising contract which is not terminable on 30 days' or less notice without penalty;
(3) pension, profit-sharing, retirement, or stock purchase plan in effect with respect to its employees or others; (4) agreement with an institutional lender; or (5) material contract not made in the ordinary course of business, except in each case as set forth in Exhibit K.

     (h) Litigation. There are no actions, suits, proceedings, or investigations pending or to the knowledge of the Seller threatened against or affecting the Seller, in law or in equity, which involve the likelihood of any judgment or liability not fully covered by insurance in excess of $1,000,000 in the aggregate, or which may result in any material adverse change in the business, operations, properties, or assets or in the condition, financial or otherwise, of the Seller, except as follows: The Seller is the Petitioner in an action entitled Northeast Medical Billing, Petitioner, and Physician Health Care Alliance and CHC Physicians, Respondents;

Physician Health Care Alliance and CHC Physicians, Respondents, instituted on April 30, 1998, and now pending before the American Arbitration Association, a counterclaim in which claimant seeks to recover the sum of $1,000,000 million from Seller under the agreement dated September 5, 1996, between Physician Health Care Alliance and CHC Physicians and Seller, and in which the Seller had previously asserted a claim against Physician Health Care Alliance and CHC Physicians for $300,000.

     (i) Accounts receivable. The notes and accounts receivable and the other receivables of Seller to be assigned to Buyer under this agreement will be collectible at their book amounts. Said notes and accounts receivable represent bona fide indebtedness arising out of the ordinary course of business. They do not represent obligations of Seller's shareholders or directors or any of Seller's subsidiaries. Seller shall furnish Buyer with a list of accounts and notes receivable.

     (j) Material transactions. Since April 30, 1998, Seller has not entered into any material transaction other than in the ordinary course of business.

     (k) Material changes. Since April 30, 1998, there has not been any material change in the financial or other condition, of Seller as shown in the unaudited statement of financial position of Seller as of April 30, 1998 (Exhibit G), other than changes occurring in the ordinary course of business.

     (l) Good condition. Upon delivery of possession to Buyer, Seller's furniture, fixtures, equipment and machinery will be in reasonably good repair and working order, capable of producing sound and merchantable service. This warranty, however, shall not be deemed to apply to the condition of any furniture, fixtures, machinery or equipment not in use in the ordinary course of business on the Closing Date.

     (m) Investment purpose. Seller is acquiring for investment, and not with a view to the sale or distribution thereof, the Common Shares to be delivered hereunder to Seller, and any Options to Purchase Common Shares issuable upon their conversion. Seller shall not sell or otherwise dispose of any note acquired hereunder unless a registration statement under the Securities Act of 1933, as amended, is in effect with respect thereto and Seller has duly complied with the Securities Act and all applicable regulations thereunder, or Seller has received an opinion from Purchaser's counsel that the contemplated sale or other disposition of such notes will not require registration under the Securities Act.

     (n) Values. The unaudited statement of Seller's financial position as of the Closing Date to be delivered to Buyer as provided in paragraph 8, as compiled by Robert M. Mucha, CPA, PC, will be true and correct. The items which will be included in such unaudited statement under the captions "Accounts Receivable" and "Furniture and Fixtures" are the same items included on the unaudited statement as of April 30, 1998. These items will have current value or will be items which are properly deferrable to future operations in accordance with generally accepted accounting practice. The certificate of Robert M. Mucha, CPA, PC with respect to such compiled statement shall be with qualification.

     (o) Authorization. Seller's Board of Directors has approved this agreement and the transactions contemplated herein and has authorized the execution and delivery of this agreement by Seller. The conveyance, assignment, transfer, and delivery of the assets, properties, business, patents, trademarks, and goodwill of Seller have been consented to in writing by the holders of record of all the Common Shares, without par value, of Seller, which are the Seller's only classes of shares entitled to vote thereon.


     4. Representations and warranties of buyer.

     Buyer represents and warrants to Seller as follows:

     (a) Duly organized. Buyer is a corporation duly organized and existing in good standing under the laws of Colorado, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted.

     (b) Stock. The aggregate number of Buyer's shares consists of 40,000,000 million Common Shares, par value $0 per share, of which 3,733,987 shares (including 48,000 shares held in the treasury) are issued and outstanding. There are not outstanding any options, rights, or warrants entitling the holder thereof to purchase shares of Buyer or any securities which are convertible into or exchangeable for such shares.

     (c) Financial statements. Buyer has furnished Seller with copies of the following financial statements: Buyer's Annual Report for the year ended September 27, 1997, containing, among other things, statements of its financial condition as of September 27, 1997 and June 26, 1996, and the related statements of earnings and earnings retained for use in business for the two years ended September 27, 1997, certified by Berry, Dunn, McNeil & Parker, certified public accountants. Annexed hereto as Exhibit L is an unaudited statement of Buyer's financial condition as of June 30, 1998, and a related unaudited statement of earnings and earnings retained for use in Buyer's business for the nine months then ended. All such statements present fairly Buyer's financial position as of the dates indicated and the results of Buyer's operations for the periods indicated in such statements of earnings and earnings retained for use in the business, subject in the case of such unaudited statements to audit and usual year-end adjustments. All such statements have been prepared in conformity with generally accepted accounting principles.

     (d) Liabilities. At June 30, 1998, neither Buyer nor any of its subsidiaries had any absolute or contingent liabilities which are not shown or provided for on the unaudited statement of Buyer's financial position as of June 30, 1998, (Exhibit L).

     (e) Contracts. Buyer is not a party to any written or oral: (1) contract for the employment of any officer or individual employee, the term of which extends beyond December 31, 2002; (2) distributor or sales agency or advertising contract which is not terminable on 30 days' or less notice without penalty; (3) contract with a labor union; (4) contract continuing over a period of more than one year for the future purchase of materials, supplies, or equipment under which Buyer has a commitment in excess of $100,000; (5) contract continuing over a period of more than one year from its date for services or for the future sale or purchase of products or raw materials; (6) pension, profit-sharing, retirement, or stock purchase plan in effect with respect to its employees or others; (7) agreement with an institutional lender; or (8) material contract not made in the ordinary course of business, except in each case as set forth in information which Buyer has furnished to Seller.

     (f) Litigation. No actions, suits, proceedings, or investigations, in law or equity, are pending, or to Buyer's knowledge are threatened against or affecting, Buyer or its subsidiaries, which involve the likelihood of any judgment or liability not fully covered by insurance exceeding a total of $300,000, or which may result in any material adverse change in the business, operations, properties, assets, or financial or other condition of Buyer and its subsidiaries.

     (g) Taxes. The amounts set up as provisions for taxes on the unaudited statement of Buyer's financial position as of June 30, 1998 (Exhibit L), are sufficient for the payment of all accrued and unpaid federal, state, county, and local taxes of Buyer and its subsidiaries, whether or not disputed, for the nine months ended on such date and for all fiscal years prior thereto. Federal income tax returns of Buyer have been examined by the Internal Revenue Service for all past fiscal years through the fiscal year ended September 27, 1997.

     (h) Material transactions. Since June 30, 1998, Buyer has not entered into any material transaction other than in the ordinary course of business.

     (i) Material changes. There has been no material change in the financial or other condition, of Buyer as shown or reflected on the unaudited statement of Buyer's financial condition as of June 30, 1998, (Exhibit L), other than changes occurring in the ordinary course of business.

     (j) Securities. The Common Shares deliverable to Seller, when issued and delivered as provided herein, will be Buyer's validly issued and outstanding shares, fully paid and nonassessable by Buyer. The Common Shares issuable upon exercise of options will be duly authorized and reserved and, when issued upon such conversions, will be Buyer's validly issued and outstanding Common Shares, fully paid and nonassessable by Buyer.

     (k) Authorization. Buyer's Board of Directors has approved this agreement and authorized its reporting to the Buyer's shareholders as provided below.


     5. Access to records.

     (a) Available material. Before the Closing Date, the parties' officers and accredited representatives shall each have full access to the plants, properties, books, accounts, and records of every kind, including, without limitation, the other's monthly balance sheets and income and operating statements, and each will furnish the other with all additional financial and operating data and other information as to its business and properties that is from time to time reasonably requested. Each party shall authorize and direct its respective independent auditors to make available to the other party any information, including access to work papers, requested by such party. Each party may also have representatives present at the taking of inventories by the other.

     (b) Confidentiality. Buyer and Seller mutually acknowledge that, pursuant to their respective rights to inspect the other's plants, properties, books, accounts and records, as above provided, they may become privy to the other's confidential information, and that communication of such confidential information to third parties (whether such communication is authorized by Buyer or Seller respectively or otherwise) could damage the other's business after the transaction is completed. Buyer and Seller therefore mutually agree to take reasonable steps to insure that such information about the other, obtained by Buyer or Seller respectively, or any of their respective employees, officers, agents, attorneys, or other accredited representatives, shall remain confidential and not be disclosed or revealed to outside sources.

"Confidential information" includes information not ordinarily known by noncompany personnel, including customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records, and all other information normally understood to be confidential or otherwise designated as such by Seller or Buyer respectively.


     6. Interim unaudited statements.

     Buyer's agreement. Buyer shall deliver to Seller promptly after preparation, the unaudited statement of Buyer's financial position as of June 30, 1998, (Exhibit L).


     7. Closing date.

     (a) The closing under this agreement shall take place at 11 a.m., Eastern Daylight Time, on August 31, 1998, or any time thereafter as mutually agreed upon by all parties, at the offices of Acadia National Health Systems, Inc., Lewiston, Maine.

     (b) Conditions precedent. Closing shall occur if: (1) the unaudited statement of Seller's financial position referred to in paragraph 6, is delivered to Buyer; (2) the conditions set forth in paragraph 13 are met; (3) the conditions set forth in paragraph 12 are met, except to the extent Buyer waives any or all of them; and (4) the conditions set forth in paragraph 11 are met, except to the extent Seller waives any or all of them.

     (c) Total Assets, Total Liabilities and Net Income. For the purpose of determining whether Buyer has met the condition set forth in paragraph 12(a), concerning its "Total Assets", Total Liabilities", and "Net Income", the test provided for therein may be satisfied on the basis of the unaudited statement of Buyer's financial position (the statement) as of June 30, 1998.

     (d) Alternate closing date. If the closing does not take place on August 31, 1998, it shall take place on any later date, but not later than September 26, 1998, that either party designates in writing to the other, if the conditions set forth in the first sentence of this paragraph are fulfilled or waived by such other date.


     8. Post-closing adjustments.

     Delivery. Seller shall deliver to the Buyer the compiled statement of financial position and related statements of earnings and earned surplus, together with a certificate of Robert M. Mucha, CPA, PC, which Seller is entitled to receive under paragraph 3.

     9. Approval of buyer's directors.

     Buyer shall call a meeting of its directors, between August 1, 1998, and August 15, 1998, inclusive, for the purpose of:

     (a) Sale. Approving this agreement and its execution, delivery, and performance by Buyer; and

     (b) New stock. Authorizing a corporate resolution and authorization in order to authorize the issuance by Buyer of 100,000 Common Shares.


     10. Conduct of business pending closing.

     Between the date hereof and the Closing Date, Seller, subject to the provisions of paragraph 3, will not, without the Buyer's written consent:

     (a) declare or pay any dividend or make any distribution on any class of its shares or purchase, redeem, or otherwise acquire or retire for value any of its shares; or

     (b) enter into any transaction not in the ordinary course of business. Between the date hereof and the next annual meeting of the Buyer's shareholders held after the Closing Date at which directors are elected, Buyer shall not, without the Seller's written consent:

          (i) issue any shares of any class or any options, rights, or warrants entitling the holder thereof to purchase shares of any class or any securities which are convertible into or exchangeable for shares of any class, including in each case shares held in the treasury (except for the issuance of restricted stock options as provided in paragraph 4(b)), and shall not declare or pay any dividend or make any distribution on its Common Shares or to the holders of its Common Shares or purchase, redeem, or otherwise acquire or retire for value any of its Common Shares; or

          (ii) enter into any transaction not in the ordinary course of business.


     11. Conditions to buyer's obligations.

     Buyer's obligations hereunder are, at its election, subject to the conditions that, at or before the Closing Date:

     (a) Financial statements. Except as the same may be affected by the outcome of the litigation and claims referred to in paragraph 3(l), as of the Closing Date the amount shown opposite the captions "Current Trade Receivables", "Unbooked Receivables"and "Furniture and Fixtures" on the unaudited statement of Seller's financial position as of April 30, 1998, referred to in paragraph 8, shall be at least 95 percent of the amount shown opposite each respective caption as of April 30, 1998.

     (b) Representations and warranties; limitation. Buyer has not discovered any material error, misstatement, or omission in the representations and warranties made by Seller in paragraph 3, and all the terms, covenants, and conditions of this agreement to be complied with and performed by Seller on or before the Closing Date are complied with and performed. An error, misstatement, or omission in such representations and warranties shall be deemed to be material, within the meaning of this paragraph, only if (1) the aggregate effect of all such errors, misstatements, and omissions upon Seller's financial position as of the Closing Date, results in a nonfulfillment of the conditions set forth in (a) of this paragraph, or (2) the nature of such error, misstatement, or omission is such that Seller's liability in respect thereof cannot be satisfied through the adjustments provided for in paragraph 19, and such error, misstatement, or omission is material in relation to the Seller's assets, properties, and business, considered as a whole, to be conveyed, transferred, and assigned to Buyer.


     12. Conditions to seller's obligations.

     Seller's obligations hereunder are, at its option, subject to the conditions that, at or before the Closing Date:

     (a) Total Assets, Total Liabilities and Net Income. As of the Closing Date, the amount shown opposite the captions "Total Assets", "Total Liabilities", and "Net Income"on the unaudited statement of Buyer's financial position as of June 30, 1998, referred to in paragraph 7, shall be at least 95 percent of the amount shown opposite such caption on the unaudited statement of Buyer's financial position as of June 30, 1998 (Exhibit L).

     (b) Representations and warranties. Seller shall not discover any material error, misstatement, or omission in the representations and warranties made by Buyer in paragraph 4, and all the terms, covenants, and conditions of this agreement to be complied with and performed by Buyer on or before the Closing Date shall be complied with and performed.

     (c) Casualty. Buyer's business and properties shall not be adversely affected in any material way as a result of any fire, accident, or other casualty, or act of God or the public enemy.

     (d) No changes; limitation. The representations and warranties made by Buyer in paragraph 4 shall be correct as of the Closing Date, with the same force and effect as though they had been made as of the Closing Date, except to the extent that such representations and warranties are incorrect as of the Closing Date because of events or changes occurring or arising after the date hereof in the ordinary course of Buyer's business or as otherwise provided in or permitted by this agreement; and Buyer has delivered to Seller a certificate dated the Closing Date, signed by the Buyer's Chief Executive Officer to such effect.


     13. Restrictive covenant.

     (a) Noncompetition. Seller shall not, for a period of five (5) years from the Closing Date, engage, either directly or indirectly, in the business of providing or selling medical billing/physician practice management services within five hundred (500) miles of any headquarters, regional office, domiciled subsidiary or domiciled affiliation of Buyer, and it shall obtain from Frank J. DeJohn and Martha T. DeJohn, principal shareholders of Seller, individually, and deliver to Buyer on the Closing Date, a commitment to the same effect with respect to their personal activities, except on behalf of Buyer, for a period of five (5) years from the Closing Date.

     (b) Other activities. It is expressly understood that Frank J. DeJohn and Martha T. DeJohn may, without limitation, own shares in publicly held corporations in the medical billing/physician practice management business, if any such share ownership does not amount to control of any such corporation. Notwithstanding any of the terms and conditions of this paragraph, or this Agreement as read in its entirety, the Stockholder will not be prevented from serving as an officer, director, control person or beneficial owner of Northeast Medical Business Group, Inc., nor will the Stockholder be precluded from owning up to one hundred percent (100%) of the preferred and/or common equity of said entity.

     (c) Enforceability. The parties believe that the restrictive covenants contained in this paragraph are reasonable. However, if any court of competent jurisdiction subsequently holds this restriction to be unenforceable or unreasonable, whether as to scope, territory, or period of time specified herein, such scope, territory, or period of time shall be deemed to be that declared or determined as reasonable by the court.

      (d) Injunctive relief. Seller and its principal shareholder recognize that Buyer will suffer irreparable damage if the terms of this restrictive covenant are violated, and that it will be difficult, if not impossible, to compute Buyer's actual damages resulting from such unauthorized competition. The parties, therefore, agree that any party may apply to a court of competent jurisdiction to enjoin any threatened or actual breach of the covenants contained herein.

     (e) Ability to earn livelihood. The covenant from Frank J. DeJohn and Martha T. DeJohn shall contain a provision whereby they acknowledge that they have sufficient experience and ability to permit them to obtain employment in areas which are not in violation of the restrictive covenants contained herein, and that enforcement of such covenants will not prevent them from earning a livelihood. The restrictive covenant granted by Frank J. DeJohn and Martha T. DeJohn shall be effective during the term of their employment with Buyer and for a period of five years thereafter, notwithstanding any contrary provision herein.


     14. Utilization of name.

     Buyer shall, after the Closing Date, take any action that is necessary (including an amendment to its Certificate of Incorporation and the submission thereof to the first meeting of shareholders to be held after the Closing
Date) to utilize the name "Northeast Medical Billing"


     15. Employment of seller's personnel.

     (a) Employees. Seller will use its best efforts to persuade its employees on the Closing Date to make themselves available for employment by Buyer, and Buyer will endeavor to employ such employees on terms and conditions comparable to those upon which they were employed by Seller before the Closing Date.

     (b) Principal. Buyer affirms that it intends to employ Frank J. DeJohn and Martha T. DeJohn in a principal executive capacity from and after the Closing Date, and Seller hereby affirms that it is its understanding that Frank J. DeJohn and Martha T. DeJohn intend to enter into the Buyer's employment in such a capacity from and after the Closing Date.

     (c) Right to terminate. If Frank J. DeJohn should die before the Closing Date, Seller may terminate this agreement by giving Buyer written notice, within three days thereafter, of Seller's exercise of such termination rights. If Seller does not exercise its option to terminate, Buyer may terminate the agreement by giving written notice to Seller within three business days after Seller's three-day period expires.

     16. Registration of securities.

     (a) If at any time while Seller holds any of Buyer's Common Shares, Buyer takes action to register any of its securities under the Securities Act of 1933, as amended, or any similar federal statute, Buyer shall give Seller prompt written notice of its intended action on each such occasion. If registration of any such securities held by Seller is then possible under applicable laws, regulations, and practices of the Securities and Exchange Commission or other appropriate governmental agency, and Seller within 15 days after receipt of any such notice requests Buyer to do so, Buyer shall, at its expense, take action to register the securities at the same time, and use its best efforts to the end that such registration shall become effective and that no stop order with respect to the registration is issued. In addition, if at any time during a period of five years after the Closing Date Seller continues to hold any of such securities, and if so requested by Seller, Buyer shall take action at Buyer's expense to register such securities under the Securities Act of 1933, as amended, or any other appropriate federal statute, and use its best efforts to the end that such registration shall become effective and that no stop order with respect to the registration is issued. In this regard, however, Seller may not make more than three such requests in such five-year period.

     (b) Seller's cooperation. Seller will furnish Buyer correct and complete information, including financial statements, data, and other documents Buyer shall reasonably request for inclusion in proxy statements, periodic reports, and registration statements which Buyer is required to file with the Securities and Exchange Commission, appropriate state authorities, and the National Association of Securities Dealers as a result of, or pertaining to, any transaction contemplated by this agreement, with respect to which the foregoing is required. Buyer covenants that any such materials, concerning Buyer, to be filed by it with or submitted by it to the above governmental and regulatory authorities shall be submitted to and approved by Seller's counsel before any filing or submission.


     17. Survival of representations and warranties.

     Seller's representations and warranties made in this agreement shall survive for a period of 24 months after the Closing Date, except for the representation and warranty contained in subparagraph 1(c)(5), relating to Seller's liabilities not assumed by Buyer, which shall continue to survive until the liabilities therein referred to are satisfied. If Seller is notified of a misrepresentation or breach of warranty within 24 months (except that any notice with respect to the representation and warranty contained in subparagraph 1(c)(5) may be received in more than 24 months) and the misrepresentation or breach of warranty is thereafter established, it is understood and agreed that Seller shall be liable to Buyer as follows:

     (a) Undisclosed liabilities. If the misrepresentation or breach of warranty is the result of an undisclosed liability, Seller may, either (1) assume the payment of such liability, or (2) reimburse Buyer in an amount (A) equal to the cost to Buyer of satisfying any such liability after giving effect to the amount thereof which will be deductible by Buyer for federal income tax purposes at the then applicable tax rate, and (B) equal to 100 percent of any other such liability.

     (b) Other matters. If the misrepresentation or breach of warranty is the result of a matter other than an undisclosed liability, Seller shall put Buyer in the position that it would have been in had such representation or warranty been true and correct.

     (c) Assumption of liabilities. If Seller elects to assume any liability under subparagraph (a) above, it may deliver to Buyer on any date Seller designates a sufficient principal amount, in order to enable Seller to satisfy such liability.

     (d) Accounts receivable. If any note, account receivable, or other receivable covered by the representation and warranty contained in paragraph 3(i) is not collectible at the book amount, as provided in paragraph 3(i), less normal discounts and allowances, Buyer shall reassign such receivable to Seller equal to the receivable's unpaid balance, For purposes of this paragraph, an account or note shall be deemed uncollectible as to that portion which remains unpaid for a period of 120 days after it is due.

     (e) Exclusive remedy. The remedies provided for herein for any misrepresentation or breach of warranty by Seller shall be Buyer's sole and exclusive remedies and any person claiming under, by, or through Buyer.

     (f) Buyer's and Seller's representations and warranties. Buyer's and Seller's representations and warranties made in this agreement shall not survive the Closing Date, and Buyer and Seller shall not have any subsequent liability with regard thereto.

     (g) Physician Health Care Alliance and CHC Physicians litigation. If Seller suffers any liability as a result of the litigation referred to in paragraph 3(l) or of any subsequent litigation or claim based upon the counterclaim referred to therein with Physician Health Care Alliance and CHC Physicians, or the settlement thereof, relating to any period prior to the day following the Closing Date, Buyer shall not reimburse the Seller for any resulting loss. It is expressly understood that any liability as a result of any litigation or claims relating to any period after the Closing Date shall be Seller's sole responsibility.


     18. Consent of third party.

     (a) Assignments. To the extent that the assignment of any contract, license, lease, commitment, sales order, or purchase order to be assigned to Buyer requires the consent of the other party, this agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Seller will diligently pursue and use its best efforts to obtain the consent of the other parties to all such contracts, licenses, leases, commitments, sales orders, or purchase orders of Seller to the assignment thereof to Buyer. If such consent is not obtained, Seller will cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contracts, licenses, leases, commitments, service orders, including enforcement, at the cost and for the benefit of Buyer, of all Seller's rights against the other party thereto arising out of a breach or cancellation by such other party or otherwise.

     (b) Accounts receivable. Buyer may collect for its account all receivables and other items that are transferred to it, and may endorse Seller's name on all checks received on account of such items. Seller shall deliver to Buyer all cash or other property Seller receives for such items.


     19.  Fees and expenses.

     (a) Each party shall pay their own fees and expenses incurred in preparing this agreement, carrying it into effect, and consummating the transactions contemplated hereby. However, if such transactions are not consummated because Buyer's directors have failed to take the action required under paragraph 9(a), Buyer shall reimburse Seller for its fees and expenses, including, without limitation, Seller's reasonable attorneys' and accountants' fees, in an amount not exceeding $5,000.

     (b) Non-liability. Except as provided above, neither party shall have any obligation to the other if the transactions contemplated under this agreement are not consummated for any reason other than the party's willful failure or refusal to comply with its obligations hereunder. In that event, the defaulting party shall remain liable for all damages caused by its willful failure or refusal.


     20. Waiver of compliance with bulk sale requirements.

     Buyer waives Seller's compliance provisions with the provisions of the bulk sales law as enacted in any applicable jurisdiction. Seller, however, shall indemnify and hold Buyer harmless from all liabilities and obligations of Seller which are not assumed by Buyer under this agreement, and from any and all liabilities resulting from noncompliance with the bulk sales law, including, but not limited to, all costs and expenses incurred in connection with the defense or settlement of any such liability or obligation.


     21. Assignment of agreement.

     (a) This agreement shall not be assignable by either party except with the other's written consent.

     (b) Third parties. Nothing in this agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this agreement.


     22. Brokerage.

     Each party represents and warrants that there are no claims for brokerage commissions or finders' fees in connection with the transactions contemplated by this agreement, insofar as such claims are alleged to be based on arrangements or agreements made by it or on its behalf, and each of the parties agrees to indemnify the other against and hold it harmless from all liabilities arising from any such claim (including, without limitation, cost of counsel fees in connection therewith).


     23. Notices.

     All notices and other communications ("Notices") to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Buyer, addressed to Buyer, attention of the CEO, 95 Park Street, Second Floor, Lewiston, Maine 04240, and if to Seller, addressed to Seller, attention of the President, 17 Wilder Street, Keene, New Hampshire 03431. Copies of all such Notices shall be sent to the attorneys for the respective parties. The address for delivery of Notices may be changed by any party upon furnishing to the other the new address for Notices in accordance with the provisions of this paragraph.

     24. Entire agreement.

     This instrument contains the entire agreement between the parties with respect to the transactions contemplated herein. All exhibits referred to in this agreement and attached hereto are hereby incorporated herein by reference. Each party has caused to be included herein all representations and warranties that it considers material for the purposes of the transactions contemplated hereby, based upon investigations which each of them has made of the other's business and affairs. The representations and warranties contained herein constitute all the representations and warranties upon which the parties have relied. Nothing contained in this agreement, nor any of the exhibits referred to herein or any other instrument or document heretofore or hereafter furnished by either party to the other in relation to this transaction, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document, or other instrument not misleading.


     25. Execution.

     This agreement is being executed on behalf of Buyer on the date first above written and delivered to Seller for signature. This agreement shall be executed on behalf of the Seller on or before the Closing Date, if on or before such date the representations contained in paragraph 3(o) are true and correct. The presentation of this agreement to Buyer for signature does not constitute an implied representation by Seller that any of its officers or stockholders is obligated to take any action to approve this agreement or to cause it to be executed on behalf of Seller. Buyer shall not take any action to rescind or revoke this agreement before January 1, 1999.


     26. Governing law.

     This agreement shall be governed by and construed in accordance with the laws of the State of Maine.


     27. Severability of provisions.

     The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforcement of any other provision, or any part thereof.


     28. Headings.

     The captions and titles in this agreement are for convenience and reference only, and shall not be used to define, limit, or otherwise construe its terms and provisions.


     29. Counterparts.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


     30. Actions necessary to complete transaction.

     Each party hereby agrees to execute and deliver all such other documents or instruments and to take any action that is reasonably required to effectuate the transactions contemplated by this agreement.


     31. Non-waiver.

     No delay or failure by either party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, or release the other party from any claims arising out of or connected with this agreement, unless otherwise expressly provided herein.


     32. Binding effect.

     This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.


     33. Time of essence.

     Time is of the essence of this agreement.

IN WITNESS WHEREOF the parties have caused this agreement to be duly executed and their corporate seals to be affixed.

(Seal)                            ACADIA NATIONAL HEALTH SYSTEMS, INC.

Attest:

/s/ Jacquelyn J. Magno            /s/ Paul W. Chute
JACQUELYN J. MAGNO,               PAUL W. CHUTE,
Secretary                         CEO

(Seal)                            NORTHEAST MEDICAL BUSINESS GROUP,
INC

Attest:
/s/ Martha T. DeJohn              /s/ Frank J. DeJohn
MARTHA T. DEJOHN,                 FRANK J. DEJOHN,
Secretary                         President